EXHIBIT 10.30


                                 March 24, 1999


David L. Stone
3103 Azahar Street
Carlsbad, California 92009

         Re:      Offer of Employment

Dear David:

         It is my pleasure, on behalf of Telenetics Corporation (the "Company"), to offer you the position as Chief Financial Officer of the Company, which will report to me as President, Chairman and Chief Executive Officer of the Company.

         Your salary will be $10,833.33 per month, which will be payable on the first and sixteenth day of each month, subject to customary payroll withholding for taxes, social security and state disability insurance. Because you have elected not to participate in the Company's insurance programs, the amounts which we would otherwise contribute for you to our current HMO provider or any other provider in the future, will be directly paid to you. In addition, you will be eligible to receive a $300 per month automobile allowance to be included in your regular check in the second pay period of each month.

         Your salary will be increased to $12083.33 per month after 12 months of employment.

         You will have an opportunity to earn a bonus of $30,000 per year, subject to achievement by the Company of certain corporate financial plans. The plan benchmarks will be discussed with you later and any subsequent cash and/or stock award will be determined by the Board of Directors on an annual basis.

         In recognition of the important role you will play in developing and implementing the long term goals of the Company, you will be granted options to purchase up to 150,000 shares of the Company's common stock with an exercise price equal to the fair market value of the Company's common stock on the effective date of your employment. It is expected that the stock options will be granted under the Company's 1998 Stock Option Plan and shall vest as follows:
(i) 20% on July 19, 1999 and (ii) 20% on each of April 19, 2000, 2001, 2002 and
2003.

         In accordance with your request, the Company is willing to provide you with four months salary continuation in the event of your involuntary termination by the Company for reasons other than "cause", in the first 24 months of your employment. "Cause" is defined as insubordination, gross negligence, unethical or criminal behavior or other serious breaches of your duty as an executive of the Company. During this period you will not be entitled to any incentive compensation and your stock options will not continue to vest.

         You will be entitled to two weeks paid vacation per year. As a condition of your employment, you will be required to sign our standard Employee Confidentiality and Nondisclosure Agreement (the "Agreement").




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         It is our desire to have you begin your full-time employment with the
Company on April 19, 1999. If the foregoing terms of employment are acceptable, please indicate by signing in the space provided below and returning a copy to me.

         IT IS UNDERSTOOD AND AGREED THAT YOUR EMPLOYMENT BY THE COMPANY IS TOTALLY ON AN AT-WILL BASIS AND EITHER YOU OR THE COMPANY MAY TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME WITHOUT FURTHER OBLIGATION TO THE OTHER, EXCEPT AS OTHERWISE SET FORTH IN THIS LETTER.

         I look forward very much to your joining our dynamic senior management team and to a mutually rewarding relationship.

                                                     Sincerely yours,



                                                     Michael A. Armani
                                                     Chairman and Chief
                                                     Executive Officer


ACCEPTED AND AGREED to
this ____ day of March, 1999



David L. Stone